Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of May 5, 2025 (the “Effective Date”), by and between Boot Barn, Inc., a Delaware corporation (the “Company”), and John Hazen (“Executive”).  The Company and Executive are referred to herein as the “parties”.

WHEREAS, the Company and Executive are parties to  that certain Employment Offer Letter Agreement, dated as of March 1, 2018, by and between the Company and Executive (the “Prior Agreement”);

WHEREAS, as of the Effective Date, the Board of Directors of Boot Barn Holdings, Inc. (“Parent”) has appointed the Executive as its Chief Executive Officer and has appointed him as a member of Parent’s Board of Directors (the “Board”);

WHEREAS, as of the Effective Date, the Company wishes to employ Executive as Chief Executive Officer of the Company, and Executive wishes to be so employed by the Company on the terms and conditions set forth herein; and

WHEREAS, the Company and Executive have agreed to enter into this Agreement which will amend and restate the Prior Agreement and supersede and replace any prior or existing offer letters, employment agreements or similar agreements relating to Executive’s employment with the Company or any Company Entity (as defined below).

NOW, THEREFORE, in consideration of the promises and obligations set forth below and for other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the Company and Executive agree and intend to be legally bound, as follows:

1.POSITION AND DUTIES.
(a)Position.  During the Term (as defined below), the Company agrees to employ Executive as the Chief Executive Officer of the Company and Parent, reporting to the Board and Executive agrees to serve in such role.  During the Term, Executive shall have such responsibilities and duties consistent with such positions and as determined and assigned from time to time by the Board, including providing services to Parent, and/or any subsidiary or affiliate thereof (the “Company Entities” and each a “Company Entity”) without additional compensation.  During the Term, the Board shall renominate Executive to be elected to serve on the Board, consistent with the provisions of the governing documents of Parent, as amended and in effect from time to time.
(b)Location.  During the Term, Executive shall perform the duties hereunder at the Company’s corporate offices located in Orange County, California subject to business travel as required.
2.BEST EFFORTS.  During the Term, Executive shall devote Executive’s full business time and best efforts to the faithful and loyal performance of Executive’s duties to the Company and the Company Entities (except for permitted vacations and reasonable periods of illness or other incapacity).  Without limiting the foregoing, Executive shall not, directly or indirectly, provide employment, consulting or other services to any other person, entity or boards (whether or not Executive receives remuneration) other than as directed by the Company or the Board, and Executive shall not, directly or indirectly, engage or participate in any outside activity that would, or may be perceived to, conflict with the best interests of

3.the Company or Executive’s duties hereunder.  Notwithstanding the foregoing, nothing herein shall preclude Executive from: (a) serving, during Executive’s own personal time, as a member of the board of directors (or its equivalent in the case of a non-corporate entity) of any organization that engages exclusively in charitable activities and community affairs and does not directly or indirectly compete with the Company or any Company Entity; or (b) engaging in bona fide charitable activities and community affairs; provided, however, that the activities set out in clauses (a)–(b) shall in all cases be limited by Executive so as not to interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.  Nothing in this Agreement shall prohibit Executive from owning, as a passive investment, less than two percent (2%) of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market.
4.TERM.  This Agreement will commence on the Effective Date and continue until terminated pursuant to Section 6 by the Company or Executive (such period of employment under this Agreement, the “Term”).  For avoidance of doubt, Executive’s post-termination obligations pursuant to Sections 7 through 12 (as applicable) of this Agreement (the “Continuing Obligations”) shall survive the termination of the Term or termination of this Agreement and/or Executive’s employment, however caused.
5.COMPENSATION AND BENEFITS.
(a)Base Salary.  Effective as of the Effective Date and during the Term, the Company shall pay Executive a base salary at the annual rate of nine-hundred thousand dollars ($900,000) (the “Base Salary”), less applicable withholdings under federal, state and local laws and in accordance with the Company’s regular payroll periods. The Base Salary may be increased from time to time in the discretion of the Compensation Committee of the Board (the “Compensation Committee”).
(b)Incentive Bonus.  For each performance year of the Company, Executive shall be eligible to participate in the Company’s annual incentive bonus program  (the “Bonus”), with a target of one-hundred percent (100%) of the Base Salary (the “Target Bonus Amount”) if the Company achieves its budget (as established by the Compensation Committee), with an opportunity to receive a maximum aggregate Bonus of up to such percentage of the Base Salary as may be determined by the Compensation Committee (the “Maximum Bonus Amount”) if the Company achieves additional performance targets established by the Compensation Committee, in each case subject to the terms of the Boot Barn Holdings, Inc. Amended and Restated Cash Incentive Plan for Executives, or any successor plan thereto, as is in effect and as amended from time to time (the “Bonus Plan”).  Subject to the terms of the Bonus Plan, the Target Bonus Amount may be increased from time to time in the discretion of the Compensation Committee.  The Company shall pay the Bonus, if any, to Executive following the end of the fiscal year to which the Bonus relates but no later than 120 days following the end of such fiscal year; provided that, except as otherwise provided in Section 6, Executive is employed on the Bonus payment date.  Except as otherwise provided in Section 6, no Bonus or prorated Bonus will be payable to Executive to the extent Executive is not employed on the Bonus payment date.
(c)Equity Compensation.  During the Term, Executive shall be eligible to participate in any equity incentive plan of the Parent available to other similarly situated officers of the Company as determined from time to time in the discretion of the Compensation Committee.  For the fiscal year beginning on April 1, 2025, Executive’s annual grant will have a grant date target value (as determined by the Compensation Committee) of four million and one-hundred thousand dollars ($4,100,000) (the “2025 Grant”). Fifty percent (50%) of the 2025 Grant shall be in the form of time-based restricted stock units

(RSUs), and fifty percent (50%) of the 2025 Grant shall be in the form of performance-based restricted stock units (PSUs).  All other terms and conditions of the 2025 Grant shall be determined by the Compensation Committee.
(d)Paid Time Off.  During the Term, Executive shall be entitled to accrue four (4) weeks of paid time off per calendar year (prorated for partial years worked) and receive paid sick time and holidays provided to similarly situated executives, each in accordance with Company policy as in effect from time to time.
(e)Benefits.  During the Term, Executive shall be eligible to participate in any benefit plans or programs sponsored by the Company Entities as in effect from time to time and available to other similarly situated senior executive officers of the Company Entities.  The amount, eligibility and extent of the benefits shall be governed by the terms of the applicable benefit plan or program of the Company in effect from time to time.  The Company reserves the right to modify, reduce or eliminate any Company benefits at any time, in its discretion.
6.EXPENSES.
(a)General.  During the Term, the Company shall reimburse Executive for all reasonable business expenses of types authorized by the Company and reasonably and necessarily incurred or paid for by Executive in the performance of his duties, responsibilities, and authorities hereunder.  Executive shall provide the Company with reasonable documentation and receipts establishing the amount and nature of such expenses.  Executive shall comply with such reasonable budget limitations and approval and reporting requirements with respect to expenses as the Company or the Board may establish from time to time.
(b)Attorneys’ Fees.  The Company shall reimburse Executive for attorneys’ fees actually incurred by him in connection with the negotiation and drafting of this Agreement, up to a maximum of ten thousand dollars ($10,000); provided that Executive submits to the Company reasonable documentation establishing the amount of said fees.
7.TERMINATION.  During the Term, Executive’s employment (i) may terminate, at the option of the Company, with or without Cause, at the option of Executive with or without Good Reason or upon Executive’s Permanent Disability, and (ii) shall terminate upon Executive’s death.  Upon termination of Executive’s employment, for any reason, Executive shall be entitled to no other payments, compensation, severance or benefits except as expressly stated in this Section 6 and, except in the case of death, Executive shall be fully bound by the Continuing Obligations.  Terms used and not immediately defined in this Section 6 shall be defined in Section 6(f) below.
(a)Termination Without Cause; Resignation by Executive For Good Reason.  The Company may terminate Executive’s employment without Cause at any time during the Term and Executive may resign his employment during the Term for Good Reason pursuant to the terms and conditions set forth in Section 6(f).
(i)If Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, in each case at any time other than during the COC Period, the Company shall pay or provide Executive the following:
(A)the Accrued Obligations;

(B)the Severance Payment;
(C)the Supplemental Severance Payment;
(D)the Accrued Bonus to the extent applicable; and
(E)the Health Severance.
(ii)If Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, in each case, within one year following, or three months preceding, a Change of Control (such period, the “COC Period”), the Company shall pay or provide Executive the following:
(A)the Accrued Obligations;
(B)the COC Severance Payment;
(C)the COC Supplemental Severance Payment;
(D)the Accrued Bonus to the extent applicable;
(E)the Health Severance;
(F)all of Executive’s then unvested equity awards (including stock options and restricted stock units) granted pursuant to any equity incentive plan of Parent which are subject only to time-based vesting shall immediately vest and become exercisable and shall be paid at such time as set forth in the applicable award agreement; and
(G)all of Executive’s then unvested equity awards granted pursuant to any equity incentive plan of Parent which are subject, in whole or in part, to performance-vesting, shall vest and be paid in accordance with the terms of the applicable award agreement, provided that, except as otherwise provided in an award agreement, such vesting shall be at no less than target value of the award (collectively, with the vesting described in clause (F), the “Accelerated Vesting”).
(iii)Any amounts payable pursuant to Section 6(a)(ii) shall be paid in lieu of any amounts payable pursuant to Section 6(a)(i).  For clarity, in the event that Executive’s employment terminates within three months prior to a Change of Control and Executive has received the Supplemental Severance Payment prior to the Change of Control, then within sixty (60) days following the Change of Control, Executive shall receive a lump sum payment equal to the difference between (y) the COC Supplemental Severance Payment and (z) the Supplemental Severance Payment.
(iv)Executive will be entitled to receive the payments and benefits (other than the Accrued Obligations) set forth in Section 6(a)(i) or Section 6(a)(ii), as applicable, only if Executive executes, delivers and does not revoke a general waiver and release of all claims in a form to be provided to Executive by the Company (the “Release”) within sixty (60) days after the date of termination of Executive’s employment, and Executive complies with the Continuing Obligations.
(v)If Executive’s employment is terminated pursuant to this Section 6(a), then except as set forth in this Section 6(a), the Company shall have no further obligation to Executive or liability under this Agreement by way of compensation or otherwise.
(b)Death or Disability.  Executive’s employment during the Term shall terminate upon the death of Executive or, in the Company’s discretion, in the event of Executive’s Permanent Disability, upon thirty (30) days’ written notice to Executive.  Executive shall be deemed to have a “Permanent Disability” if an independent medical doctor (selected by the Company’s health insurer and reasonably acceptable to Executive or Executive’s legal representative) certifies that Executive, for ninety (90) consecutive days or one hundred twenty (120) non-consecutive days in any twelve (12)-month period, has been unable to perform the essential functions of Executive’s job duties with or without reasonable accommodation.  Executive agrees to cooperate in submitting to a reasonable medical examination for the purpose of certifying Executive’s Permanent Disability under this Section 6(b) if requested by the Company.  If Executive’s employment is terminated on account of Executive’s death, Executive (or Executive’s legal heirs) shall be entitled to receive the Accrued Obligations; provided Executive (or Executive’s estate) timely executes and does not revoke the Release, Executive shall be entitled to the Accelerated Vesting, to the extent applicable.  If Executive’s employment is terminated on account of Executive’s Permanent Disability, Executive shall be entitled to receive the Accrued Obligations.  If Executive’s employment is terminated pursuant to this Section 6(b), then except as set forth in this Section 6(b), the Company shall have no further obligation to Executive (or Executive’s legal heirs) or liability under this Agreement by way of compensation or otherwise.
(c)Termination For Cause.  During the Term, the Company may terminate Executive’s employment immediately for Cause upon written notice.  If Executive’s employment is terminated pursuant to this Section 6(c), Executive shall not be entitled to receive any severance, bonus or other payments, except the Accrued Obligations, and the Company shall have no further obligation to Executive or liability under this Agreement by way of compensation or otherwise.
(d)Resignation By Executive without Good Reason.  Executive may resign Executive’s employment at any time during the Term without Good Reason by providing the Company thirty (30) days’ written notice.  If Executive resigns employment without Good Reason, Executive shall not be entitled to receive any severance, bonus or other payments, except the Accrued Obligations, and the Company shall have no further obligation to Executive or liability under this Agreement by way of compensation or otherwise.
(e)Board Resignation.  Upon Executive’s termination of employment with the Company, however caused, Executive shall be deemed to have resigned, as of the date of such termination, from the Board and/or any other boards, committees, positions and/or offices Executive held with the Company or any Company Entity.
(f)Certain Definitions.  For purposes of this Agreement:
(i)“Accrued Bonus” means, if Executive is terminated following the end of the fiscal year to which the Bonus set forth in Section 4(b) relates but prior to the Bonus payment date for such fiscal year, the Bonus Executive would have been paid for the fiscal year to which the Bonus relates had Executive remain employed with the Company on the Bonus payment date, payable to Executive following the end of the fiscal year to which the Bonus relates but no later than one hundred twenty (120) days following the end of such fiscal year; provided that Executive has executed and delivered the Release and the Release is irrevocable as of such date.  For the avoidance of doubt, no Accrued Bonus shall be paid if Executive is terminated prior to the end of the fiscal year to which the Bonus relates.
(ii)“Accrued Obligations” means: (A) the amount of any accrued but unpaid Base Salary, less applicable withholdings and deductions, due and owing to Executive as of the date of termination; (B) any accrued and unused vacation, less applicable withholdings and deductions, through the date of termination; and (C) reimbursement of expenses incurred by Executive in accordance with Section 5 of this Agreement and not previously reimbursed through the date of termination.
(iii)“Cause” means the occurrence of any of the following:
(A)Executive’s refusal or failure to substantially perform Executive’s duties and responsibilities under this Agreement or to follow any reasonable instruction issued by the Board;
(B)Executive’s failure to comply in any material respect with any written policies or procedures of the Company or the Board (i.e., anti-harassment, conflict of interest, drug and alcohol policies, etc.);
(C)Executive’s engagement in any act or omission involving willful misfeasance or nonfeasance by Executive of Executive’s assigned duties or in any act of theft, fraud, embezzlement, falsification of business documents, misappropriation of funds or other assets of the Company or any Company Entity or in any misconduct which is or may be damaging to the goodwill, business or reputation of the Company or any Company Entity;
(D)Executive’s conviction by a court of competent jurisdiction of, or Executive pleading guilty or nolo contendere to, any felony or crime involving moral turpitude that is damaging to the reputation of the Company or any Company Entity;
(E)Executive’s breach of any of Executive’s fiduciary duties to the Company or any Company Entity; or
(F)Executive’s material breach of any of Executive’s obligations contained in this Agreement, including the Continuing Obligations.

For avoidance of doubt, if the Company reasonably determines that it is necessary to place Executive on administrative leave or to relieve Executive of some or all of Executive’s duties to investigate any claims of alleged wrongdoing or misconduct, or pending resolution of any event or omission giving rise to Cause, the Company’s doing so shall not be deemed to be a breach by the Company of any provision of this Agreement, a termination by the Company of Executive’s employment without Cause or grounds for Executive to resign for Good Reason.

(iv)“Change of Control” has the meaning assigned to such term in the Boot Barn Holdings, Inc. 2020 Equity Incentive Plan, as may be amended from time to time (the “Equity Plan”) or any successor plan.
(v)“COC Severance Payment” means the cash equivalent of twenty four (24) months of the monthly rate of Executive’s Base Salary in effect immediately prior to the termination date, payable in equal installments as salary continuation payments for the twenty-four (24) month period following the termination date.  The first installment of the COC Severance Payment shall be made on the sixtieth (60th) day following the termination date (and will include any COC Severance Payment installment that would have otherwise been paid during the period following the termination date through the date of the first COC Severance Payment installment); provided that Executive has executed and delivered the Release and the Release has become irrevocable as of such date.
(vi)“COC Supplemental Severance Payment” means a cash amount equivalent to the Maximum Bonus Amount on the date of termination, less applicable deductions, payable to Executive on the sixtieth (60th) day after the date of termination; provided that Executive has executed and delivered the Release and the Release has become irrevocable as of such date.
(vii)“Good Reason” means the occurrence of any of the following events without Executive’s written consent: (A) any material diminution in Executive’s base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its affiliates; (B) any material and continuing diminution in Executive’s authority or responsibilities; or (C) changing the geographic location at which Executive provides services to the Company (in Orange County) to a location more than thirty-five (35) miles from both the then existing location and Executive’s residence; provided, however, that Executive’s resignation for Good Reason will be effective only if Executive provides written notice to the Board of any event constituting Good Reason within sixty (60) days after Executive becomes aware of the occurrence of any such event, and the Board does not cure said event within thirty (30) days after receipt of the notice, and provided further that Executive terminates Executive’s employment within ninety (90) days of the date of Executive’s written notice.
(viii)“Health Severance” means, if Executive was enrolled in the Company’s health plan immediately prior to the termination date and timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), monthly payments to Executive equal to the portion of the premium paid by the Company for coverage under such plan for active senior executives of the Company immediately prior to the termination date, until the earlier of (A) the date Executive’s COBRA coverage ends (e.g., if Executive becomes eligible for coverage under another employer’s insurance plan) and (B) the date that is twelve (12) months after the termination date.  The Company may, in its discretion, report such monthly payments as taxable income to Executive in order to satisfy the requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or the nondiscrimination rules of the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”), applicable to insured group health plans.  In the event that the Company’s payment of Health Severance hereunder would violate the nondiscrimination rules of the PPACA or result in the imposition of penalties under PPACA, the parties agree to reform this provision, to the extent practicable, to comply with PPACA while maintaining the intended economic benefit to Executive.
(ix)“Severance Payment” means the cash equivalent of twelve (12) months of the monthly rate of Executive’s Base Salary in effect immediately prior to the termination date, payable in equal installments as salary continuation payments for the twelve (12) month period following the termination date in accordance with the Company’s regular payroll periods.  The first installment of the Severance Payment will be made on the sixtieth (60th) day following the termination date (and will include any Severance Payment installment that would have otherwise been paid during the period following the termination date thorough the date of the first Severance Payment installment); provided that Executive has executed and delivered the Release and the Release has become irrevocable as of such date.
(x)“Supplemental Severance Payment” shall mean a cash amount equivalent to the Target Bonus Amount in effect immediately prior to the termination date, less applicable deductions, payable to Executive on the sixtieth (60th) day after the date of termination, provided that Executive has executed and delivered the Release and the Release has become irrevocable as of such date.
8.CONFIDENTIAL INFORMATION.
(a)Company Information.  Executive recognizes that the services to be performed by Executive hereunder are special, unique and extraordinary and that, by reason of Executive’s past employment with the Company and/or each other Company Entity and Executive’s employment hereunder, Executive has acquired and accessed and will continue to acquire and have access to Confidential Information (defined in this Section 7(a)) concerning the operations of the Company and the Company Entities, the use or disclosure of which would cause the Company or any Company Entity substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate.  Executive agrees that at all times during the Term and at all times thereafter, Executive will hold in strictest confidence and safeguard, and will not destroy, use or disclose to any person or entity except as absolutely necessary to perform Executive’s job duties hereunder, any confidential, proprietary or trade secret information of or belonging to the Company and the Company Entities (the “Confidential Information”), which includes, but is not limited to:  (i) confidential and proprietary matters relating to actual or prospective customers and the sales operations of the Company or any Company Entity, including, but not limited to, sales methods; pricing information; merchandising and marketing plans and strategies; proprietary information relating to services, products, processes and know-how; descriptions and information concerning prospective and actual customers, suppliers or vendors; lists of actual or potential customers, suppliers or vendors and any information about or provided by such customer, supplier or vendor; and product specifications; (ii) confidential and proprietary matters relating to the business and operations of the Company or any Company Entity, including, but not limited to, financial data and plans; budgets and financial statements; business plans and strategies; research and development plans; product or service plans; training materials developed by the Company or any Company Entity; techniques and materials; methods of distribution; assets and liabilities; past, present or proposed business operations, mergers or acquisitions or projects; business opportunities for new or developing business; recruiting methodology; and personnel information concerning Company employees other than Executive; (iii) confidential and proprietary data, information and materials related to the Company or any Company Entity, including, but not limited to, products; services; concepts; ideas; proposals; Company Property (as defined below) formulas; know-how; technology; improvements; discoveries; developments; modifications; processes; data; techniques; software programs; and proposed trademarks and trade names; and (iv) any trade secret of the Company or any Company Entity.  Executive understands and agrees that the rights and obligations set forth in this Section 7(a) are perpetual and shall extend beyond Executive’s employment with the Company.  Notwithstanding the foregoing, the restrictions of this Agreement on the use and disclosure of Confidential Information shall not apply (w) to information that becomes publicly known through no fault of Executive subsequent to the time of the Company’s communication thereof to Executive; (x) if the information is rightfully obtained by Executive from a third party authorized to make such disclosure without restriction; (y) if the information is identified by the Board in writing as no longer proprietary or confidential; or (z) if the information is required in response to a legal summons, subpoena or other lawful court order, provided that Executive shall promptly notify the Company in writing of any such legal requirement and assist the Company or its designee in seeking a protective order or in objecting to such request, provided further that any such assistance will be at the sole cost and expense of the Company.  If Executive produces any Confidential Information pursuant to clause (z), Executive shall disclose only that portion of the Confidential Information that he is legally compelled to disclose and provide a copy of same to the Company.
(b)Former Employer Information.  Executive agrees that Executive will not improperly use or disclose any confidential, proprietary or trade secret information of or belonging to any former employer, person or entity, and Executive will not bring onto the premises of the Company or use on behalf of the Company or any Company Entity any unpublished document or confidential or proprietary information belonging to any such former employer, person or entity unless consented to in writing by such person or entity.
(c)Third Party Information.  Executive recognizes that the Company has received and in the future will receive confidential and proprietary information from third parties, including customers, vendors, suppliers and other business relations of the Company or any Company Entity, subject to a duty on the Company’s part to maintain the confidentiality of and safeguard such information, and to use such information only for certain limited purposes.  Executive agrees to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person or entity, destroy it, or use it except as necessary in carrying out Executive’s duties hereunder and consistent with the Company’s agreement with such third party.
(d)Exclusive Property.  Executive agrees that the Confidential Information belongs exclusively to the Company (or a Company Entity), and agrees that, at the time of Executive’s separation from the Company for any reason, however caused, and upon the Company’s request at any time, Executive will return to the Company all Confidential Information and any other property, equipment, materials, data or electronically maintained information belonging to the Company or any Company Entity, in whatever format and whether residing on a Company-issued device or Executive’s personal device, and further, Executive will not keep in his possession, recreate, duplicate, destroy, or deliver to any person or entity, any such information.
9.NON-DISPARAGEMENT.  During the Term and thereafter, Executive shall not make, publish, communicate or post, publicly or privately, or in any social media or other medium, any statement that disparages or reflects negatively on the Company or any Company Entity or their business operations, officers, directors or employees.

10.INTELLECTUAL PROPERTY.
(a)Company Ownership.  Executive acknowledges and agrees that the Company solely and exclusively owns, and has all rights, title and interest in and to, the Company Property (as defined below).  All works prepared by Executive within the scope of Executive’s employment with the Company are works made for hire pursuant to the United States Copyright Act (United States Code Title 17).  The Company is considered the author of all such works.  Copyrights in all such works vest in the Company, and the Company owns all of the rights comprised in the copyrights in all such works (including renewals and extensions).  Except for the copyrights and the rights therein owned by the Company pursuant to the United States Copyright Act, Executive hereby irrevocably assigns and grants to the Company, its successors and assigns, all rights, title and interest in and to any and all Company Property, free and clear of all liens and encumbrances, and without further consideration.  All such rights, title and interest are accepted by the Company, its successors and assigns.  To the extent Executive has any rights of attribution, integrity, paternity, disclosure or withdrawal or any other rights that may be known as moral rights, artist’s rights, droit moral, or the like in relation to any Company Property or any business, operation, research, products or services of the Company or any Company Entity (collectively, the “Moral Rights”), Executive hereby irrevocably waives, to the extent permitted by applicable law, such Moral Rights (and any claims for such rights) as may have existed in the past, exist now or come into existence in the future.
(i)“Work Product” means any and all works, materials, information, discoveries, inventions, concepts, ideas, confidential or proprietary information, know-how, knowledge, research materials, notes, records, techniques, technologies, development, results, assays, compositions, flow charts, electronic files, laboratory notebooks, graphs, formulas, prototypes, designs, works of authorship, audio, visual, audiovisual, multimedia, pictorial and graphic works, digital audio, media, digital media, videos, images, content, prints, writings, publications, collective works, translations, supplementary works, instructional texts, illustrations, editorial notes, recordings, sound recordings, compilation, copies, versions, derivative works, elements, series, segments, websites, social media, website content, social media content, social media accounts, web pages, profiles, handles, feeds, domains, usernames, passcodes, and business, technical, customer, sales, marketing, purchasing, advertising and promotional materials and information, proposals, processes, products, services, methods, systems, improvements, modifications, specifications, requirements, data, databases, manuals, parameters, drawings, reports, algorithms, software (including all firmware, source code, object code, executable code and related documentation), and any and all tangible embodiments of any of the foregoing (in each case whether or not technical, business or financial, and whether or not patentable or copyrightable) created, conceived, reduced to practice, prepared, contributed, developed or learned by Executive, in each case in whole or in part, alone or with others, in the past, now or later (i) within the scope of, in the course of, or resulting from employment with the Company; (ii) in the performance of work for or at the request of the Company, or resulting therefrom; (iii) relating to the Company’s actual or anticipated business, operations, products, services, activities, research, investigations or development while engaged or employed by the Company; or (iv) using, resulting from any use of, or based on access to the Company’s equipment, supplies, facilities, property, data or trade secret information.

(ii)“Company Property” means any and all Work Product as well as any and all copyrights, design rights, economic rights, mask works, database rights, know-how, trade secrets, trademarks, service marks, domain names, trade names, brand names, source, business or product identifiers, patents, utility models, the right of priority, and all other intellectual property or proprietary rights in and to the Work Product (whether or not registered, whether or not published), including all applications, registrations, certificates, grants, renewals and goodwill, all rights to claim priority, file applications (including continuations, divisionals, continuations-in-part and foreign counterparts), and obtain grants, renewals and extensions, all rights to assert, defend and recover title, all rights to sue and recover for any past, present and future infringement, misappropriation, violation, injunctive relief, damages, lost profits, royalties, payments and proceeds, all rights to internally and externally reproduce, prepare derivative works based upon, display, perform, distribute, use, make, sell, offer to sell, transfer, rent, lease, lend, import, export, execute, stream, produce, transmit, retransmit, license, brand, advertise, merchandise and exploit works, derivative works, copies, products, methods and services, all rights to the results and proceeds, all embodiments, and all other rights in connection with any of the foregoing, in each case, as may have existed in the past or may exist now or later throughout the world and the universe, in any and all media, whether known now or later, and by any and all means of transmission, distribution and communication, whether known now or later.
(b)Prior Materials.  For any Prior Materials (as defined below) utilized or incorporated in connection with or into any Company Property or any business, operation, research, products or services of the Company or any Company Entity, (i) Executive shall inform the Company of such utilization or incorporation, in writing, in advance of such utilization or incorporation, and (ii) whether or not Executive complies with the foregoing provision, to the maximum extent permitted by applicable law, the Company is hereby granted a nonexclusive, fully-paid up, royalty-free, perpetual, irrevocable, sublicensable (for multiple tiers), transferable license throughout the world and the universe under and to the Prior Materials and all intellectual property and proprietary rights therein to internally and externally reproduce, prepare derivative works based upon, display, perform, distribute, use, make, sell, offer to sell, transfer, rent, lease, lend, import, export, execute, stream, produce, transmit, retransmit, brand, advertise, merchandise and exploit any and all Prior Materials, copies, derivative works, products, methods and services.  “Prior Materials” means any and all inventions, improvements, developments, formulas, procedures, methods, processes, techniques, concepts, discoveries, works of authorship, information and materials owned by Executive or in which Executive has an interest.
(c)Further Assistance. To the maximum extent permitted by applicable law, during and after the employment with the Company, Executive will deliver promptly to the Company or its designees (at the expense of the Company) such written instruments and do such other acts in order to preserve the property rights, to file, obtain, maintain and enforce applications and registrations, to establish and perfect the rights and ownership of the Company, its successors and assigns, and to comply with the law, in connection with any Company Property, including (i) executing assignments, declarations, powers of attorney and other documents related to any Company Property, (ii) rendering assistance in making, filing, prosecuting, maintaining and registering applications related to any Company Property, and (iii) rendering assistance in connection with defending and enforcing any Company Property.  To the maximum extent permitted by applicable law, Executive hereby designates and appoints the Company, its successors and assigns and their designees, as Executive’s agent and attorney-in-fact, with full power of substitution and revocation, to act for and on behalf of Executive, to execute, verify and file any such document and to do all other lawfully permitted acts to further the purposes of Section 9, with the same force and effect as if Executive had signed the documents or taken those actions itself.
(d)Records.  Executive agrees to keep accurate, complete and timely records relating to all Work Product and associated activities.  Executive agrees to promptly and fully disclose and describe all the Company Property in writing to the Company and in a form and in such detail as requested by the Company or its designees.
(e)Intellectual Property Relating to or Derived from Company Work.  To the maximum extent permitted by applicable law, any work product or intellectual property rights (which relate to the Company’s business, research or development, or which are derived from any Company Property) conceived, reduced to practice, prepared, developed, perfected or made by Executive within six (6) months after termination of employment with the Company shall be presumed to have been conceived of during the time of employment with Company, and the burden of proving otherwise shall rest with Executive.
(f)Publicity.  Executive authorizes the Company and its designees to create photographs, representations and recordings of Executive in connection with any Company Property or any business, operation, products or services of the Company or any Company Entity.  To the maximum extent permitted by law, Executive authorizes the Company and its designees to perpetually, internally and externally use, reproduce, display, perform, prepare derivative works based upon, distribute, stream, transmit and retransmit any and all such photographs, representations and recordings and Executive’s names, usernames, voice, signatures, photographs, likeness, representations, portraits, appearance, images, videos, biographical information, opinions, publicity, personal characteristics, personality and the like captured, produced or provided in the course of Executive’s engagement or employment with the Company as well as the derivative works and copies thereof (collectively, the “Likenesses”), in connection with any Company Property or any business, operation, products or services of the Company or any Company Entity, throughout the world and the universe (including in connection with any pictures, audio, video, media, websites, social media, television programs, advertising, sales, marketing, promotion, books, publications, and all other forms and media, whether known now or later).
(g)Online Registrations.  Executive agrees to register all domains, usernames, handles, social media accounts and similar online accounts which Executive registers on behalf of the Company or which relate to any Company Property or any business, operation, products, services or intellectual property rights of the Company or any Company Entity (the “Online Accounts”) in the name of the Company, except to the extent prohibited by law.  If any Online Account that is not, or by the terms of such Online Account cannot be, registered in the name of the Company and is registered in Executive’s name or under Executive’s control, Executive assigns, and agrees to assign, ownership and control of such Online Account to the Company, and Executive will promptly provide to the Company the account information, usernames and passwords for accessing, transferring, using and updating the Online Accounts.  Executive agrees to use all Online Accounts in compliance with any applicable policies or guidelines of the Board.
(h)Use of Company Property.  During and after the employment with the Company, Company may, at its sole discretion without any restriction, assign, license or transfer any Company Property to any third party (including any governmental bodies).  Neither the Company nor any other entity will be required to pay Executive any royalties or payments for commercializing, marketing, licensing, assigning, transferring, or performing any other activities in connection with any of the Company Property, the Moral Rights, the Prior Materials, and the Likenesses.
(i)Release Relating to Any Past Activities.  Executive hereby irrevocably releases the Company and the Company Entities from any and all claims and liabilities, associated with any and all activities performed prior to the date hereof in connection with any of the Company Property, the Moral Rights, the Prior Materials, and the Likenesses.
(j)Exclusions.  This intellectual property assignment will not apply to any invention which qualifies fully under Section 2870 of the California Labor Code as set forth on Exhibit A.
11.PERMITTED CONDUCT.  Notwithstanding any provision herein, nothing in this Agreement shall prohibit Executive from (a) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful or testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment when the party has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; (b) making disclosures to a government agency or self-regulatory authority that are protected under the whistleblower provisions of state or federal law or regulation; or (c) making truthful statements required by applicable law, regulation or legal process, or in connection with any action, suit or other proceeding to enforce Executive’s rights under this Agreement.

Executive further has been advised that pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (i) Where the disclosure is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The DTSA also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

12.ENFORCEMENT/REMEDIES.
(a)Arbitration.  In consideration of the Company employing Executive hereunder, and the consideration and benefits provided under this Agreement, Executive and the Company agree that all claims arising out of or relating to this Agreement and/or Executive’s employment with the Company, including its termination, shall be resolved exclusively by binding arbitration pursuant to the Federal Arbitration Act.  The dispute will be arbitrated in accordance with the rules of the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Mediation Procedures which may be found at https://www.adr.org.  The Company shall pay those expenses unique to arbitration (such as the arbitrator’s fees and AAA administrative fee).  Each party shall bear each party’s own attorneys’ fees and legal costs, except that, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and/or legal costs, the arbitrator may award reasonable attorneys’ fees and/or legal costs to the prevailing party consistent with applicable law.  The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims.

Failure to demand arbitration within the prescribed time period shall result in waiver of said claims.  The parties agree that the Company’s operations affect interstate commerce.

This Agreement to arbitrate does not cover (i) claims for workers’ compensation, disability benefits or unemployment compensation benefits; (ii) administrative claims before the United States Equal Employment Opportunity Commission, the Department of Fair Employment and Housing, or the California Labor Commissioner, or any other similar agency, but only during such time such claims are pending in an agency proceeding (any dispute that is covered by this Agreement but not finally resolved by the agency must be submitted to binding arbitration pursuant to this Agreement); (iii) claims based on any pension or welfare plan or collective bargaining agreement, if the terms of the agreement contain arbitration or other non-judicial dispute resolution procedure; (iv) any unfair labor practice charge which is to be brought under the National Labor Relations Act; (v) claims for public injunctive relief; or (vi) any claims that are not subject to mandatory arbitration by law.  All claims must be brought in party’s individual capacity, meaning for injuries or violations directly experienced by the party.  No claims may be brought on a class or collective or non-individual representative basis.  The arbitrator will have no power to adjudicate, hear, decide or award remedies for injuries that Executive or the Company has not personally or directly experienced.  The parties understand and agree that by agreeing to the exclusive resolution of all claims through binding arbitration, each such party is waiving such party’s right to bring claims to court, including the right to a jury trial.

(b)Equitable Relief.  Notwithstanding Section 11(a), Executive agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from the breach of Executive’s obligations pursuant to Section 7, Section 8, or Section 9 of this Agreement and that such breach would cause the Company irreparable harm.  In the event of such a breach or threat thereof, the Company shall be entitled to seek a provisional remedy, including temporary restraining order, injunction or other equitable relief consistent with applicable law.
(c)Rights Cumulative.  Each party recognizes that nothing in this Agreement is intended to limit any remedy available to such party under state and federal laws in the event of actual or threatened irreparable harm.  The rights and remedies provided herein are cumulative, and the exercise of any right or remedy, whether pursuant hereto, to any other agreement, or to applicable law, shall not preclude or waive the right to exercise any or all other rights and remedies.
13.GENERAL.
(a)Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any part, clause, or condition of this Agreement is held by an arbitrator or court of competent jurisdiction to be partially or wholly invalid, unenforceable, or inoperative for any reason whatsoever, such invalid provision shall not affect any other provision or portion hereof, which shall continue to be effective as though such invalid, unenforceable or inoperative part, clause or condition had not been made.
(b)Representations and Warranties.  Executive represents and warrants that: (i) Executive’s employment with the Company does not and will not breach any agreements with or duties to any third party; (ii) Executive has no obligations or commitments inconsistent with the terms of this Agreement; and (iii) Executive will not enter into any agreement or engage in any activity which would conflict with this Agreement or which would otherwise interfere, individually or in the aggregate, with Executive’s duties hereunder and/or the best interests of the Company and the Company Entities.

(c)Survival of Obligations.  Termination of Executive’s employment, however caused, shall not affect Executive’s Continuing Obligations.  Executive agrees that following Executive’s termination of employment, however caused, Executive will notify any subsequent employer of Executive’s Continuing Obligations and Executive further agrees the Company may notify Executive’s new employer about Executive’s Continuing Obligations.
(d)Cooperation.  Following Executive’s termination of employment and subject to the Company reimbursing Executive for any reasonable out-of-pocket expenses, Executive agrees to cooperate in good faith with the Company and the Company Entities in connection with any defense, prosecution, or investigation by the Company including regarding any internal investigation, audits, actual or potential litigation, administrative or regulatory proceeding, or other such like proceeding, in which the Company or any Company Entity may be involved from time to time, including without limitation, Executive being available to the Company upon reasonable notice for questions, interviews, and factual investigations, Executive appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, and Executive providing the Company all pertinent information and documents, at reasonable times and pursuant to reasonable schedules.
(e)Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, electronically or if mailed by overnight courier with receipt signature or sent by facsimile (with “answerback” confirmation of transmission), to the relevant address set forth below, or to such other address or email address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 12(e):

If to the Company:

Boot Barn, Inc.

17100 Laguna Canyon Road

Irvine, CA 92618

Fax:  (949) 453-4401

Attention: Chairman of the Board

If to Executive:

John Hazen

To last address on file with the Company

Any such notice shall be deemed effective:  (i) if delivered personally, when received; (ii) if sent by overnight courier, when receipted for; or (iii) if sent by facsimile or electronically during normal business hours on any business day, pending generation of a transmission report by the machine from which the facsimile was sent indicating the date and time that the facsimile was sent and “answerback” confirmation of transmission.

(f)Waivers/Construction.  Unless otherwise set forth in this Agreement, no delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(g)Withholding.  All compensation (including bonuses and severance, if applicable) payable by the Company to Executive hereunder shall be reduced prior to the delivery of such payment to Executive by an amount sufficient to satisfy any applicable federal, state, local or other tax withholding requirements, and in accordance with the Company’s normal payroll practices.
(h)Successors and Assigns; Assignment.  Executive shall not assign this Agreement and any attempt by Executive to do so will be deemed null and void; provided that Executive’s rights to payments hereunder shall, upon Executive’s death or incapacity, inure to the benefit of Executive’s personal or legal representatives, executors, administrators, heirs, devisees, and legatees.  This Agreement will be binding upon and inure to the benefit of the Company and the Company Entities and their successors, and assigns.  This Agreement may be assigned by the Company to any Company Entity, or to any other person or entity, in each case which is a successor in interest to substantially all of the business operations or assets of the Company.
(i)Entire Agreement; No Oral Modification.  This Agreement contains the entire understanding of the parties with respect to the terms and conditions of Executive’s employment with the Company, and supersedes any and all prior and contemporaneous agreements, negotiations and understandings relating to Executive’s employment with the Company.  For the avoidance of doubt, the Prior Agreement is terminated and of no further force or effect as of the Effective Date.  This Agreement cannot be amended or modified except pursuant to a written instrument signed by Executive and the Chairman of the Board of Directors.
(j)Governing Law.  Except as otherwise set forth herein, this Agreement shall be governed in accordance with the laws of the State of California without giving effect to its conflicts or choice of law principles.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and not strict construction shall be applied against any party.
(k)Executive Acknowledgment/No Inducements.  Executive acknowledges that Executive has had the opportunity to consult legal counsel and a tax advisor of Executive’s own choosing in regard to Executive’s employment with the Company and this Agreement, and that Executive has read and understands this Agreement, and has entered into this Agreement with the Company knowingly and voluntarily, based on Executive’s own judgment and not on any representations, inducements, or promises other than those contained in this Agreement.
(l)Section Headings.  The section and subsection headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.  The Recitals are contractual and deemed incorporated into this Agreement.
(m)Counterparts.  This Agreement may be executed by facsimile or PDF signature and in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
14. 409A.
(a)Compliance.  It is intended that compensation paid or delivered to Executive pursuant to this Agreement is either paid in compliance with, or is exempt from, Section 409A of the Code and the regulations promulgated thereunder (together, “Section 409A”), and this Agreement shall be interpreted and administered accordingly.  However, the Company does not warrant to Executive that all amounts paid or delivered to Executive will be exempt from, or paid in compliance with, Section 409A.  Executive understands and agrees that Executive bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.  Executive acknowledges that Executive has been advised to seek the advice of a tax advisor with respect to the tax consequences of all payments pursuant to this Agreement, including any adverse tax consequence under Section 409A and applicable state tax law.
(b)Amounts Payable on Account of Termination; Specified Employee.  If and to the extent necessary to comply with Section 409A, for the purposes of determining when amounts otherwise payable on account of Executive’s termination of employment under this Agreement will be paid, “terminate,” “terminated” or “termination,” or words of similar import relating to Executive’s employment with the Company, as used in this Agreement, shall be construed as the date that Executive first incurs a “separation from service” (“Separation from Service”) within the meaning of Section 409A from the Company.  To the extent required by Section 409A, compensation that is payable under this Agreement upon Executive’s termination of employment shall be payable only upon Executive’s Separation from Service from the Company.  Notwithstanding the foregoing, in the event Executive is a “specified employee,” as defined in Section 409A, of the Company as of the date of his Separation from Service, any amounts payable hereunder upon such Separation from Service that constitute deferred compensation subject to Section 409A and that would otherwise be payable within the six month period following Executive’s Separation from Service shall be withheld by the Company and paid to Executive without interest on the date that is six months and one day from the date of Executive’s Separation from Service.  In no event may Executive, directly or indirectly, designate the calendar year of a payment, and if the time period for executing the Release spans two calendar years, then any payment conditioned on executing such Release shall be made in the second taxable year.
(c)Taxable Reimbursements.  Notwithstanding the foregoing, any taxable reimbursement of business or other expenses provided for under this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.
(d)Interpretative Rules.  In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
15. 280G.
(a)Limitation on Payments by the Company.  In the event that (i) any amount or benefit to be paid or distributed to, or on behalf of, Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to, or on behalf of, Executive by the Company, its affiliates and their successors, including any acquiror of the Company or its affiliates (or any person or entity required to be aggregated with the Company or its affiliates for purposes of Section 280G of the Code (“Section 280G”)) under any other plan, agreement, or arrangement (collectively, the “Covered Payments”), would be an “excess parachute payment” as defined in Section 280G; (ii) would thereby subject Executive to the tax (the “Excise Tax”) imposed under Section 4999 of the Code; and (iii) Executive would receive a greater net after tax benefit by limiting the amount of such Covered Payments, then the

Company shall reduce the aggregate value of all Covered Payments to an amount equal to 2.99 times Executive’s average annual compensation calculated in accordance with Section 280G (such reduced payments, the “Payment Cap”).
(b)Calculation of Benefits.  Immediately following delivery of any notice of termination of employment following a Change of Control, the Company shall notify Executive of the estimated aggregate present value of all “parachute payments” (within the meaning of Section 280G) to which Executive would be entitled under this Agreement and any other plan, program or arrangement as of the projected date of termination, together with the projected maximum payments, determined as of such projected date of termination, that could be paid without Executive exceeding the Payment Cap.
(c)Application of Section 280G.  For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of an independent certified public accountant other than the Company’s normal independent certified public accountants or tax counsel selected by such accountants (the “Accountants”), relying on the best authority available at the time of such determination (including, but not limited to, any proposed Treasury regulations upon which taxpayers may rely), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G.
(d)Adjustments in Respect of the Payment Cap.
(i)If Executive receives reduced payments and benefits under this Section 14 and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a “Final Determination”) that, to the extent consistent with Section 409A and notwithstanding the good faith of the parties in applying the terms of this Section 14, the aggregate “parachute payments” within the meaning of Section 280G paid to Executive are in an amount that would result in Executive being subject to an Excise Tax and, taking into account the amount of such aggregate parachute payments, the Payment Cap should not have been applied under this Section 14, then the Company shall pay Executive within 30 days following such Final Determination an amount equal to the excess of (x) the amount of aggregate “parachute payments” that would have been payable to Executive without regard to this Section 14 over (y) the reduced amount actually paid to Executive in accordance with this Section 14, together with interest on such excess amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date payment would have been made to Executive of such excess amount (or any portion thereof) but for the application of this Section 14 to the date of actual payments.
(ii)If Executive receives reduced payments and benefits by reason of this Section 14 and it is established pursuant to a Final Determination that Executive could have received a greater amount without exceeding the Payment Cap, then to the extent consistent with Section 409A, the Company or the appropriate subsidiary shall promptly thereafter pay Executive within thirty (30) days of the date of the Final Determination the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Amended and Restated Employment Agreement to be duly executed as of the date and year written below to be effective on the Effective Date.

BOOT BARN, INC. a Delaware corporation
By:	/s/ Peter Starrett
Name:	Peter Starrett
Title:	Chairman
Date:	May 9, 2025

acknowledged and agreed,

EXECUTIVE
/s/ John Hazen
Name:	John Hazen
Date:	May 10, 2025

Exhibit A

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME - EXEMPTION FROM AGREEMENT

Pursuant to Section 2872 of the California Labor Code, the provisions of this Agreement requiring the assignment of inventions do not apply to any invention that qualifies fully under Section 2870 of the California Labor Code, which provides:

“(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for the employer.”